EAGLE FINANCIAL CORP.

                                  CONTACT:   Robert J. Britton
                                             President & Chief Executive Officer
                                             (203) 489-0441

                                             Mark J. Blum
                                             Vice President
                                             Chief Financial Officer
                                             (203) 589-4600



                EAGLE FINANCIAL CORP 1994 EARNINGS HIT NEW HIGH
          ___________________________________________________________

                           Dividend Increases by 11%
          ___________________________________________________________


     BRISTOL, CT/October 25, 1994 -- Eagle Financial Corp. (NASDAQ: EGFC), the holding company for Eagle Federal Savings Bank, today reported record net income of $7,566,000, or $2.34 per share, for the fiscal year ended September 30, 1994. This represents an increase of $1.4 million, or 23%, over the $6,152,000, or $1.97 per share, earned in fiscal 1993. The earnings increase was primarily attributable to continued growth in net interest income, which was higher by $3.8 million, or 14%, in 1994 versus 1993. Fiscal 1994 earnings also benefited from lower loan loss provisions and higher fee income on deposit accounts.

Earnings for the forth quarter of fiscal 1994 were 37% higher than in the last quarter of fiscal 1993. Net income for the three months ended September 30, 1994 was $1,954,000, or $0.60 per share, compared to $1,428,000, or $0.46 per share, for the same period in 1993.

The strong earnings increase in both the fiscal 1994 year and fourth quarter was achieved despite several non-recurring expenses totaling approximately $550,000 (after taxes), or $0.17 per share, relating to the retirements of two senior officers. These one-time charges were partly offset by the positive impact on Eagle's fourth quarter of the acquisition of the Bank of Hartford from the Federal Deposit Insurance Corporation on June 10, 1994.

Robert J. Britton, President and Chief Executive officer of Eagle Financial, commented, "We are extremely pleased with our 1994 results, which represent the Company's sixth consecutive year of higher earnings. Over the last six fiscal years, Eagle's core earnings have grown on average by 23%. We look forward to fiscal 1995, which will receive a full twelve month contribution from our Bank of Hartford acquisition this year."

In response to the strong annual earnings, Eagle's Board of Directors increased the Company's quarterly cash dividend by 11% to $0.21 per share. The dividend is payable on December 1, 1994 to shareholders of record on November 15, 1994. The Board also announced that Eagle Financial's annual meeting will be held on Tuesday, 1/24/95, in Torrington, Connecticut.

Britton added, "Our steady rise in earnings each year has been accompanied by growth in or cash dividend, which at the current market price represents a yield of approximately 4%."

In October, 1994, Eagle completed a stock offering which added 800,000 shares of common stock to the Company's shareholders' equity. Net proceeds from the offering after deducting the underwriting discount and estimated expenses were $15.5 million. In addition, the underwriter was granted a 30-day option to purchase up to an additional 120,000 shares of common stock to cover over-allotments, if any. As of October 25, 1994, the underwriter has not exercised this option.

Eagle's total assets at September 30, 1994 were $1.07 billion. Loans receivable and deposits at year end were $811 million and $949 million, respectively, while total shareholder's equity was $66.3 million. Book value per share grew by 7% in 1994 from $19.78 to $21.16.

Eagle's subsidiary, Eagle Federal Savings Bank, now operates 23 banking offices in Hartford, Litchfield and northern Fairfield counties including six offices of the former Bank of Hartford.

ANNUAL EARNINGS


                     EAGLE FINANCIAL CORP. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                 (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                       9/30/94(a)      6/30/94(a)         9/30/93
                                                       Unaudited       Unaudited
                                                      -----------     -----------        ----------
ASSETS
- - -------------------------------------
Cash and amounts due from depository institutions      $  21,549      $   18,285        $   12,462
Investment securities (b)                                192,529         262,081           103,877
Loans receivables, net                                   810,704         775,135           656,344
Real estate acquired in settlement of loans and
  in-substance repossessed real estate, net                4,310           3,932             5,471
Premises and equipment, net                                7,255           6,132             6,029
Other assets                                              31,770          34,161             8,285
                                                      -----------     -----------        ----------
       Total Assets                                   $1,068,117      $1,099,726        $  792,468
                                                      ===========     ===========        ==========


LIABILITIES AND SHAREHOLDERS' EQUITY
- - -------------------------------------
Deposits                                              $  948,829      $  982,673        $  706,214
Borrowed money                                            39,592          31,642            16,252
Other liabilities                                         13,420          20,766             9,595
Shareholders' equity                                      66,276          64,645            60,407
                                                      -----------     -----------        ----------
       Total Liabilities and Shareholders' Equity     $1,068,117      $1,099,726        $  792,468
                                                      ===========     ===========        ==========

Book value per share                                  $    21.16      $    20.73        $    19.78
Total shares outstanding (net of treasury)             3,131,911       3,118,785         3,054,481
Equity to assets at end of period                           6.20%           5.88%             7.62%

     (a)  Balance sheet amounts at 9/30/94 and 6/30/94 Include Bank of Hartford assets purchased and liablities assumed.

     (b)  Investment securities - Includes interest-bearing deposits, Federal funds sold, investments securities, mortgage-backed securities and Federal Home Loan Bank stock.

                                                        9/30/94         6/30/94           9/30/93
                                                       Unaudited       Unaudited
                                                      -----------     -----------        ----------
ASSETS QUALITY DATA
- - -----------------------
Non-performing loans                                   $   8,009      $    8,027        $    6,492
Non-performing assets                                  $  12,319      $   11,959        $   11,963
Non-performing assets to total assets                       1.15%           1.09%             1.51%
Allowance for loan losses                              $   8,311      $    8,370        $    5,005
Allowance for loan losses to non-performing loans            104%            104%               77%

ANNUAL EARNINGS


                     EAGLE FINANCIAL CORP. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                 ---------------------------------------------
                 (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE DATA)
                                  (UNAUDITED)

                                                       3 MONTHS ENDED                      12 MONTHS ENDED
                                                    -----------------------           -------------------------
                                                    9/30/94         9/30/93           9/30/94           9/30/93
                                                    --------        -------           --------          -------
Interest income                                   $   18,012       $   13,814        $   60,087       $   55,754
Interest expense                                       8,807            6,902            29,016           28,469
                                                   ----------       ----------        ----------        ---------
Net interest income                                    9,205            6,912            31,071           27,285
Provision for loan losses                                300              529             1,200            1,708
Other income                                             917              696             3,166            2,504
Real estate owned provisions and
  operating expenses                                     328              246             1,360              977
Non-recurring operating expenses                         943                0               943                0
Other operating expenses                               5,322            4,003            17,785           15,315
                                                   ----------       ----------        ----------        ---------
Income before income taxes and cumulative
  effect of accounting changes                         3,229            2,830            12,949           11,789
Income taxes                                           1,275            1,402             5,353            5,637
                                                   ----------       ----------        ----------        ---------
Income before cumulative effect
  of accounting changes                        '       1,954            1,428             7,596            6,152
Cumulative effect of accounting changes                    0                0               (30)               0
                                                   ----------       ----------        ----------        ---------
Net income                                        $    1,954       $    1,428        $    7,566       $    6,152
                                                   ==========       ==========        ==========        =========
Income per share before cumulative effect
  of accounting changes                           $     0.60       $     0.46        $     2.35       $     1.97
Per share cumulative effect of accounting
  changes                                               0.00             0.00             (0.01)            0.00
                                                   ----------       ---------         ----------        ---------
Net income per share                              $     0.60       $     0.46        $     2.34       $     1.97
                                                   ==========       ==========        ==========        =========
Weighted average shares outstanding                3,265,827        3,171,265         3,228,625        3,128,220
Dividends per share                               $     0.19       $     0.17        $     0.76       $     0.63

Average interest rate spread                            3.43%            3.34%             3.41%            3.40%
Net interest margin                                     3.57%            3.60%             3.60%            3.64%
Return on average assets                                0.73%            0.72%             0.85%            0.79%
Return on average equity                               12.00%            9.58%            11.99%           10.69%


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